Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-215422 and 333-225312 on Form S-3 and Registration Statement Nos. 333-189685, 333-167945, 333-137836, 333-118222, 333-118215 and 333-225596 on Form S-8 of PDC Energy, Inc. of our report dated February 20, 2019, relating to the consolidated financial statements of SRC Energy Inc. and subsidiaries, and the effectiveness of SRC Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of SRC Energy Inc. for the year ended December 31, 2018, which is incorporated by reference in this Current Report on Form 8-K of PDC Energy, Inc.

/s/ Deloitte & Touche LLP

Denver, Colorado
January 14, 2020